Mail Stop 3561


										June 15, 2006




Mr. Martin F. Roper
President and Chief Executive Officer
The Boston Beer Company, Inc.
75 Arlington Street
Boston, Massachusetts 02116


		RE:	The Boston Beer Company, Inc.
			Form 10-K for Fiscal Year Ended December 31, 2005 Form 10-Q for Fiscal Quarter Ended April 1, 2006 Filed March 15, 2006 and May 11, 2006
      File No.  1-14092

Dear Mr. Roper:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

								Sincerely,


									George F. Ohsiek, Jr.
									Branch Chief
March 22, 2005
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